Exhibit 5.2



                                                              December 21, 2000



I-Trax, Inc.
One Logan Square, Suite 2615
130 N. 18th Street
Philadelphia, PA 19103

         Re:   Federal Income Tax Consequences of
               Proposed Merger of I-Trax.com Acquisition Co.
               With and Into I-Trax.com, Inc.
               ---------------------------------------------

Ladies and Gentlemen:

                  We have acted as counsel to I-Trax, Inc., a Delaware corporation ("Holding Company"), in connection with the transactions described in the Agreement and Plan of Merger dated as of September 22, 2000 (the "Merger Agreement") among I-Trax.com, Inc., a Delaware corporation ("I-Trax"), I-Trax.com Acquisition Co., a Delaware corporation ("Indirect Subsidiary"), and Holding Company. Pursuant to the Merger Agreement, Indirect Subsidiary shall be merged with and into I-Trax (the "Merger") at the Effective Date (as defined in the Merger Agreement), with I-Trax being the surviving corporation.

                  Holding Company has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of Holding Company ("Holding Company Common Stock") to be issued to the I-Trax stockholders in the Merger in exchange for their common stock in I-Trax ("I-Trax Common Stock"). In addition, Holding Company prepared a Prospectus dated October 27, 2000 (the "Prospectus"), which is made a part of the Registration Statement.

                  In rendering the opinion set forth below, we have reviewed the Merger Agreement, and have also reviewed and relied upon the accuracy of the facts stated in the Prospectus (including Exhibits thereto) and such other materials as we have deemed necessary or appropriate as a basis for our opinion.

                  Based upon and subject to the foregoing, and assuming that the Merger is carried out in the manner described in the Registration Statement, we confirm to you that the discussion of the material United States federal income tax consequences under the caption "Material Federal Income Tax Consequences" (the "Tax Section") fairly and accurately represents our


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opinion with respect to the federal income tax consequences of the merger to
Holding Company and to the stockholders of I-Trax.

                  Our opinion is subject to the qualifications, assumptions and limitations set forth herein and in the Tax Section, and no opinion is expressed regarding the tax consequences of the contribution of all of the ownership interests of iSummit Partners, LLC (d/b/a MyFamilyMD), a New York limited liability company, to Holding Company or any other matters not referred to herein.

                  This opinion is being furnished to Holding Company in connection with its preparation of the Prospectus. It is expressed solely for the benefit of Holding Company and may not be relied upon in any manner or for any purpose by any other person.

                  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                   Very truly yours,



                                   /s/ Ballard Spahr Andrews & Ingersoll, LLP


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